Exhibit 10.30

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 3, 2009, is made by and among GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC., a Delaware corporation (the “IPO Issuer”), GLOBAL STRATEGIES GROUP (NORTH AMERICA) INC., a Maryland corporation, formerly known as SFA, INC. (the “Company”), and THE ANALYSIS CORP., a Delaware corporation (“TAC,” and together with the Company, collectively, the “Borrowers,” and individually, a “Borrower”), SUNTRUST BANK, as a Lender (the “Lender”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Borrowers, the Lender, the Administrative Agent and SunTrust Robinson Humphrey, Inc. (successor to SunTrust Capital Markets, Inc.), as Lead Arranger and Book Manager (the “Arranger”), are parties to the Loan and Security Agreement, dated as of February 9, 2007, as amended by that certain First Amendment to Loan and Security Agreement, dated as of October 3, 2007, that certain Second Amendment to Loan and Security Agreement, dated as of May 23, 2008, that certain Third Amendment to Loan and Security Agreement, dated as of July 22, 2008 , and that certain Fourth Amendment to Loan and Security Agreement, dated as of March 25, 2009 (as further amended, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms defined in the Loan Agreement and undefined herein shall have the same defined meanings when such terms are used in this Amendment.

The Borrowers and the IPO Issuer have requested that the Lender and the Administrative Agent amend certain provisions of the Loan Agreement. The Lender and the Administrative Agent have agreed to do so, subject to the other terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

AGREEMENT

1. Incorporation of Recitals. The Recitals hereto are incorporated herein by reference to the same extent and with the same effect as if fully set forth herein.

2. Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a) The Aggregate Revolving Commitment Amount is hereby increased to $29,000,000.

(b) The Overline Commitment is hereby reduced to zero and terminated.

(c) The term “IPO Issuer” when used in the Loan Agreement shall mean the IPO Issuer as defined in this Amendment.

(d) The following definitions contained in Section 1.1 of the Loan Agreement are hereby amended to read as follows:

(i) “Borrowing Base” means, at any time, (a) the sum of the following, without duplication, (1) 85% of amounts due with respect to Eligible Billed Receivables, plus (2) 65% of amounts to become due with respect to Eligible Unbilled Receivables, minus (b) the amount by which the aggregate amount of Restricted Payments made subsequent to January 1, 2009 exceeds $12,000,000. The Administrative Agent shall have, and reserves, the right at any time, in its reasonable discretion, to adjust the foregoing advance rate percentages and to establish reserves under the Borrowing Base.

(ii) “Cash Flow Available for Fixed Charges” means, as of any Test End Date, EBITDA for the period of four consecutive fiscal quarters of the Company then ended, minus income taxes paid in cash during such period, and minus Non-Financed Capital Expenditures for such period, minus all Restricted Payments in excess of $7,000,000 made during the period beginning on January 1, 2009 and ending on the Commitment Termination Date, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

(iii) “Commitment Termination Date” means the earliest of (i) February 28, 2011, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.21 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), and any extension or extensions thereof granted by all of the Lenders.

(iv) “Maximum Amount” means $29,000,000.

(v) “Term Loan Maturity Date” means, with respect to the Term Loans, the earlier of (a) February 28, 2011, or (b) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

(e) Effective September 30, 2009, the table in the definition of Applicable Margin and Applicable Unused Fee Percentage is replaced with the following table.

Funded Debt Ratio	Applicable Margin for Revolving Loans	Applicable Margin for Term Loans	Applicable Unused Fee Percentage
Less than 1.25 to 1.	2.20%	2.40%	0.20%
Greater than or equal to 1.25 to 1, and less than 1.75 to 1.	2.40%	2.60%	0.225%
Greater than or equal to 1.75 to 1, and less than 2.25 to 1.	2.60%	2.80%	0.25%
Greater than or equal to 2.25 to 1, and less than 2.75 to 1.	2.80%	3.00%	0.275%
Greater than or equal to 2.75 to 1	3.00%	3.20%	0.30%

(f) Notwithstanding any provision in the Loan Agreement to the contrary, the interest rate on the Loans shall not be less than 3.00% per annum.

(g) The following sentence is added at the end of Section 2.23(a):

“Upon the occurrence of any Equity Issuance by the IPO Issuer, the Company or any of its Subsidiaries in connection with an initial public offering, all of the Net Cash Proceeds thereof shall be applied within ten (10) Business Days of the date of such issuance toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.23(c).”

(h) Section 6.6 of the Loan Agreement is amended to read as follows:

“6.6 Restricted Payments. No Borrower may make any Restricted Payment, provided that, (a) a Borrower may make Restricted Payments to another Borrower, and (b) Restricted Payments may be made by the Company provided that (1) contract numbers A9G902836 and A8G806469 between the Company and the Department of Justice have been renewed or replaced on terms acceptable to the Administrative Agent and the Administrative Agent has given written notice of such acceptance to the Company, (2) no Default or Event of Default shall have occurred or will occur after giving effect to such Restricted Payments, (3) the aggregate amount of such Restricted Payments shall not exceed $15,000,000 for the period beginning on January 1, 2009 and ending on the Commitment Termination Date, and (4) not less than two Business Days prior to making any Restricted Payment, the Company shall deliver to the Administrative Agent a Compliance Certificate giving effect to such Restricted Payment and demonstrating to the Administrative Agent reasonable satisfaction that the Borrowers will be in pro forma compliance with the terms of this Agreement after giving effect to such Restricted Payment.”

(i) Section 7.2 is amended to read as follows:

7.2 Maximum Funded Debt Ratio. The Funded Debt Ratio shall not exceed 3.00 to 1 prior to December 31, 2009, and (c) 2.75 to 1 as of December 31, 2009 or at any time thereafter.

(j) Notwithstanding any provision of the Loan Agreement to the contrary, Holding Company may merge with and into the Company, with the Company as the surviving entity, provided that at the time of such merger and after giving effect thereto, no Default or Event of Default has occurred or would occur, and the Borrowers remain in compliance with all of the terms of the Loan Agreement, including, without limitation, Section 6.2 of the Loan Agreement.

(k) The IPO Issuer agrees that it shall cause the Net Cash Proceeds of any Equity Issuance in an initial public offering of its Capital Stock to be applied as provided above.

(l) Except as specifically modified by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed by the parties hereto and remain in full force and effect.

(m) Each of the Borrowers, the Administrative Agent and the Lender agrees that each reference in the Loan Documents to the Loan Agreement shall be deemed to be a reference to the Loan Agreement as amended hereby.

3. Conditions to Effectiveness of this Amendment. This Amendment shall be effective as of the date first above written, provided the Administrative Agent shall have received a counterpart of this Amendment and each Revolving Note requested by the Revolving Lenders, each duly executed by all of the Borrowers, and the following conditions are satisfied:

(a) Before and after giving effect to this Amendment, the representations and warranties of the Borrowers in the Loan Documents shall be true and correct as though made on the date hereof, except to the extent such representations and warranties by their terms are made as of a specific date and except for changes that are permitted by the terms of the Loan Documents.

(b) Before and after giving effect to this Amendment, no Default nor Event of Default shall have occurred and be continuing.

(c) No material adverse change shall have occurred in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

(d) The Borrowers shall have paid to the Administrative Agent and the Arranger all reasonable, out-of-pocket costs and expenses incurred by the Administrative Agent and the Arranger in connection with this Amendment, including the reasonable, out-of-pocket costs and expenses of their counsel.

(e) The Borrowers shall pay to the Administrative Agent, for the account of the Overline Lenders, a nonrefundable amendment fee of $40,000.

(f) On the effective date of this Amendment, the Borrowers shall use the proceeds of Revolving Loans to repay any Overline Loans in full.

4. Amendment Only; No Novation; Modification of Loan Documents. Each of the Borrowers acknowledges and agrees that this Amendment only amends the terms of the Loan Agreement and the other Loan Documents and does not constitute a novation, and each of the Borrowers ratifies and confirms the terms and provisions of, and its obligations under, the Loan Agreement and the other Loan Documents in all respects. Each of the Borrowers acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Amendment. To the extent of a conflict between the terms of any Loan Document and the terms of this Amendment, the terms of this Amendment shall control.

5. No Further Amendments. Nothing in this Amendment or any prior amendment to the Loan Documents shall require the Administrative Agent or the Lender to grant any further amendments to the terms of the Loan Documents. Each of the Borrowers acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

6. Representations and Warranties. Each Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors. All other representations and warranties made by the Borrowers in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in this Amendment, except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Administrative Agent in accordance with the provisions of the Loan Documents.

7. Confirmation of Lien. Each Borrower hereby acknowledges and agrees that the Collateral is and shall remain in all respects subject to the lien, charge and encumbrance of the Loan Agreement and the other Loan Documents and nothing herein contained, and nothing done pursuant hereto, shall adversely affect or be construed to adversely affect the lien, charge or encumbrance of, or conveyance effected by the Loans or the priority thereof over other liens, charges, encumbrances or conveyances.

8. Fees and Expenses. The Borrowers jointly and severally agree to pay the amendment fee required as a condition precedent to the effectiveness of this Amendment pursuant to Section 3(e) hereof. The Borrowers hereby confirm their joint and several obligations under Section 11.3(a) of the Loan Agreement to pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with this Amendment, including the reasonable, out-of-pocket costs and expenses of counsel to the Administrative Agent and the Arranger.

9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10. Severability. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. GOVERNING LAW. This Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. THIS AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

12. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized representatives all as of the day and year first above written.

BORROWERS:

GLOBAL STRATEGIES GROUP (NORTH AMERICA) INC., a Maryland corporation, formerly known as SFA, INC.

By:	/s/ John F. Hillen, III
Name:	John F. Hillen
Title:

THE ANALYSIS CORP., a Delaware corporation

By:	/s/ Alexander Drew
Name:	Alexander Drew
Title:	President

IPO ISSUER:

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC., a Delaware corporation

By:	/s/ Ronald C. Jones
Name:	Ronald C. Jones
Title:	President

ADMINISTRATIVE AGENT:

SUNTRUST BANK

By:	/s/ Peter J. Mandanis
Peter J. Mandanis
Senior Vice President

LENDER:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Peter J. Mandanis
Peter J. Mandanis
Senior Vice President